Exhibit 10.61

LEASEBACK AGREEMENT

(Agency to Company)

THIS LEASEBACK AGREEMENT, dated as of November 1, 2011 (the “Leaseback Agreement”), is by and between the COUNTY OF MONROE INDUSTRIAL DEVELOPMENT AGENCY, a public benefit corporation duly existing under the laws of the State of New York with offices at 8100 CityPlace, 50 West Main Street, Rochester, New York 14614 (the “Agency”) and MONRO SERVICE CORPORATION, a Delaware corporation with its offices at 200 Holleder Parkway, Rochester, New York 14615 (the “Company”).

WITNESSETH:

WHEREAS, Title 1 of Article 18 A of the General Municipal Law of the State of New York (the “Enabling Act”) was duly enacted into law as Chapter 1030 of the Laws of 1969 of the State of New York (the “State”); and

WHEREAS, the Enabling Act authorizes the creation of industrial development agencies for the benefit of the several counties, cities, villages and towns in the State and empowers such agencies, among other things, to acquire, construct, reconstruct, lease, improve, maintain, equip and sell land and any building or other improvement, and all real and personal properties, including, but not limited to, machinery and equipment deemed necessary in connection therewith, whether or not now in existence or under construction, which shall be suitable for manufacturing, warehousing, research, commercial or industrial facilities, including industrial pollution control facilities, in order to advance job opportunities, health, general prosperity and the economic welfare of the people of the State and to improve their standard of living; and

WHEREAS, the Enabling Act further authorizes each such agency to lease any or all of its facilities at such rentals and on such other terms and conditions as it deems advisable, to issue its bonds for the purpose of carrying out any of its corporate purposes and, as security for the payment of the principal and redemption price of, and interest on, any such bonds so issued and any agreements made in connection therewith, to mortgage any or all of its facilities and to pledge the revenues and receipts from the leasing of its facilities; and

WHEREAS, pursuant to and in connection with the provisions of the Enabling Act, Chapter 55 of the Laws of 1972 of the State (collectively with the Enabling Act, the “Act”) created the Agency which is empowered under the Act to undertake the providing, financing and leasing of the facility described below; and

WHEREAS, the Company has requested the Agency to assist in a certain project (the “Project”) consisting of: (A) the retention of a leasehold interest in the approximately 12-acre parcel of land located at 200 Holleder Parkway in the City of Rochester, New York (the “Land”) together with the existing approximately 95,000 square foot headquarters, warehouse and distribution center thereon; (B) the construction on the Land of an approximately 70,000 square foot addition to the existing building (the “Improvements”); (C) the acquisition and installation of various machinery and equipment (the “Equipment” and, together with the Land and the Improvements, the “Facility”); and (D) the lease of the Facility to the Company; and

WHEREAS, the Agency has determined that providing the Facility will accomplish, in part, its public purposes; and

WHEREAS, the Company has agreed with the Agency, on behalf of the Agency and as the Agency’s agent, to acquire a leasehold interest in, and construct and equip the Improvements; and

WHEREAS, the Agency proposes to lease the Facility to the Company, and the Company desires to rent the Facility from the Agency, upon the terms and conditions hereinafter set forth.

NOW THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto hereby formally covenant, agree and bind themselves as follows:

REPRESENTATIONS AND COVENANTS

Representations and Covenants of the Agency.

The Agency makes the following representations and covenants as the basis for the undertakings on its part herein contained:

The Agency is duly established under the provisions of the Act and has the power to enter into the transaction contemplated by this Leaseback Agreement and to carry out its obligations hereunder. Based upon the representations of the Company as to the utilization of the Facility, the Facility is of a character included in the definition of “project” in the Act.

The Agency has been duly authorized to execute and deliver this Leaseback Agreement.

The Agency will acquire a leasehold interest in the Facility, lease the Facility to the Company pursuant to this Leaseback Agreement and cause the Improvements to be constructed and equipped by the Company, all for the purpose of promoting the industry, health, welfare, convenience and prosperity of the inhabitants of the State and the County of Monroe and improving their standard of living. The Land is more particularly described in Exhibit A attached hereto and made a part hereof and the Equipment is more particularly described in Exhibit B attached hereto and made a part hereof.

Neither the execution and delivery of this Leaseback Agreement, the consummation of the transactions contemplated hereby nor the fulfillment of or compliance with the provisions of this Leaseback Agreement will conflict with or result in a breach of any of the terms, conditions or provisions of the Act or of any corporate restriction or any agreement or instrument to which the Agency is a party or by which it is bound, or will constitute a default under any of the foregoing, or result in the creation or imposition of any lien of any nature upon any of the property of the Agency under the terms of any such instrument or agreement.

The Agency has been induced to enter into this Leaseback Agreement by the undertaking of the Company to locate and maintain the Facility in the City of Rochester, Monroe County, New York.

The Rochester City Planning Board, as Lead Agency has determined that the Facility will not have a “significant effect” on the environment within the meaning of the State Environmental Quality Review Act and the regulations of the Department of Environmental Conservation promulgated thereunder.

Representations and Covenants of the Company.

The Company makes the following representations and covenants as the basis for the undertakings on its part herein contained as of the date hereof:

The Company has power to enter into and to execute and deliver this Leaseback Agreement.

Neither the execution and delivery of this Leaseback Agreement, the consummation of the transactions contemplated hereby nor the fulfillment of or compliance with the provisions of this Leaseback Agreement will conflict with or result in a breach of any of the terms, conditions or provisions of any corporate restriction or any agreement or instrument to which the Company is a party or by which it is bound, or will constitute a default under any of the foregoing, or result in the creation or imposition of any lien of any nature upon any of the property of the Company under the terms of any such instrument or agreement.

The providing of the Facility by the Agency and the leasing thereof by the Agency to the Company will not result in the removal of a plant, facility or other commercial activity of the Company from one area of the State to another area of the State nor result in the abandonment of one or more plants or facilities of the Company located within the State.

The Facility and the operation thereof will conform with all applicable zoning, planning, building and environmental laws and regulations of governmental authorities having jurisdiction over the Facility, and the Company shall defend, indemnify and hold the Agency harmless from any liability or expenses resulting from any failure by the Company to comply with the provisions of this subsection (d).

The Company has transferred to the Agency insurable title to the leasehold interest and assets contemplated by this Leaseback Agreement and all documents related hereto.

There is no litigation pending or, to the knowledge of the Company, threatened, in any court, either state or federal, to which the Company is a party, and in which an adverse result would in any way diminish or adversely impact on the Company’s ability to fulfill its obligations under this Leaseback Agreement.

Except as disclosed in any environmental assessment report submitted to the Agency by the Company, the Company represents and covenants to its actual knowledge (i) the Facility complies and will comply in all respects with all environmental laws and regulations, (ii) that no pollutants, contaminants, solid wastes, or toxic or hazardous substances have been in the past or will be discharged, released, stored, treated, generated, disposed of, or allowed to escape or exist on the Facility except in compliance with all applicable environmental laws, (iii) that no asbestos has been or will be incorporated into or disposed of on the Facility except in compliance with all applicable environmental laws, (iv) that no underground storage tanks are or will be located on the Facility, and (v) that no investigation, order, agreement, notice, demand, or settlement with respect to any of the above is threatened, anticipated, in existence, or will be in existence. The Company upon receiving any information or notice contrary to the representations contained in this Section shall immediately notify the Agency in writing with full details regarding the same. The Company hereby releases the Agency from liability with respect to, and agrees to defend, indemnify, and hold harmless the Agency, its directors, officers, employees, agents, representatives, successors, and assigns from and against any and all claims, demands, damages, costs, orders, liabilities, penalties, and expenses (including reasonable attorneys’ fees) related in any way to any violation of the covenants or failure to be accurate of the representations contained in this Section. In the event the Agency in its reasonable discretion deems it necessary to perform due diligence with respect to any of the above, or to have an environmental audit performed with respect to the Facility, the Company agrees to pay the expenses of same to the Agency upon demand, and agrees that upon failure to do so, its obligation for such expenses shall be deemed to be additional rent.

Any personal property acquired by the Company in the name of the Agency shall be located in the City of Rochester, except for temporary periods during ordinary use.

Public Authorities Law Representations.

The parties hereto hereby acknowledge that the Facility and the interest therein conveyed to the Agency under the Lease Agreement, dated as of the date hereof, by and between the Company and the Agency (the “Lease Agreement”) and conveyed by the Agency back to the Company pursuant to the terms of this Leaseback Agreement is not a “Disposal” of property as defined in Title
5-A of the Public Authorities Law of the State because title to the property is not being transferred from the Agency to the Company and/or the beneficial interest in the property will remain with the Company.

FACILITY SITE, DEMISING CLAUSES AND RENTAL PROVISIONS

Agreement to Lease to Agency.

The Company has leased or subleased, or has caused to be leased or subleased, or will convey, or will cause to be conveyed, to the Agency a leasehold interest in the property, including any buildings, structures or improvements thereon more particularly described in Exhibit A attached hereto and the Equipment and personal property described in Exhibit B attached hereto. The Company agrees that the Agency’s interest in such Facility will be sufficient for the purposes intended by this Leaseback Agreement and agrees that it will defend, indemnify and hold the Agency harmless from any expense or liability arising out of a defect in title or a lien adversely affecting the Facility and will pay all reasonable expenses incurred by the Agency in defending any action respecting title to or a lien affecting the Facility.

Construction and Equipping of the Facility.

(a) The Company and the Agency agree and acknowledge that the Company will lease the Facility from the Agency pursuant to this Leaseback Agreement. The Company, as agent for the Agency, will then construct and equip the Improvements.

(b) The Company, as agent for the Agency, will undertake the Project. The Company hereby covenants and agrees to annually file with the State Department of Taxation and Finance, on or before February 15 or each calendar year, the Annual Report (i.e., NYS Form ST-340) required by General Municipal Law Section 874(8) concerning the value of sales and use tax exemptions claimed by the Company, its agents, consultants and subcontractors while acting as agent for the Agency and to provide a copy of said Annual Report to the Agency upon filing the same with the State Department of Taxation and Finance. Copies of the as-filed Annual Report should be addressed and delivered to the Agency pursuant to Section 5.10 of this Leaseback Agreement.

Demise of Facility.

The Agency hereby demises and leases the Facility to the Company and the Company hereby rents and leases the Facility from the Agency upon the terms and conditions of this Leaseback Agreement.

Remedies to be Pursued Against Contractors and Subcontractors and their Sureties.

In the event of a default by any contractor or any other person or subcontractor under any contract made by it in connection with the Facility or in the event of a breach of warranty or other liability with respect to any materials, workmanship, or performance guaranty, the Company at its expense, either separately or in conjunction with others, may pursue any and all remedies available to it and the Agency, as appropriate, against the contractor, subcontractor or manufacturer or supplier or other person so in default and against such surety for the performance of such contract. The Company, in its own name or in the name of the Agency, may prosecute or defend any action or proceeding or take any other action involving any such contractor, subcontractor, manufacturer, supplier or surety or other person which the Company deems reasonably necessary, and in such event, the Agency, at the Company’s expense, hereby agrees to cooperate fully with the Company and to take all action necessary to effect the substitution of the Company for the Agency (including but not limited to reasonable attorneys’ fees) in any such action or proceeding.

Duration of Lease Term; Quiet Enjoyment.

The Agency shall deliver to the Company sole and exclusive possession of the Facility (subject to the provisions of Section 5.3 hereof) and the leasehold estate created hereby shall commence as of November 1, 2011.

The leasehold estate created hereby shall terminate at 11:59 P.M. on October 31, 2031 or on such earlier date as may be permitted by Section 8.1 hereof.

(c) The Company hereby irrevocably appoints and designates the Agency as its attorney-in-fact for the purpose of executing and delivering and recording any necessary terminations of lease together with any documents required in connection therewith and to take such other and further actions in accordance with this Leaseback Agreement as shall be reasonably necessary to terminate the Agency’s leasehold interest in the Project upon the expiration or termination hereof. Notwithstanding any such expiration or termination of this Leaseback Agreement, the Company’s obligations under Sections 3.3 and 5.2 hereof shall continue notwithstanding any such termination or expiration.

Rents.

The Company shall pay rent for the Facility as follows: One ($1.00) Dollar annually.

In addition to the payments of rent pursuant to Section 2.6(a) hereof, throughout the term of this Leaseback Agreement, the Company shall pay to the Agency as additional rent, within thirty (30) days of the receipt of demand therefor, an amount equal to the sum of the expenses of the Agency and the members thereof incurred (i) for the reason of the Agency’s leasing of the Facility and (ii) in connection with the carrying out of the Agency’s duties and obligations under this Leaseback Agreement.

The Company hereby agrees to pay the Agency’s administrative fee, the fees of local counsel to Agency and/or the fees of transaction counsel incurred from time to time during the Lease Term related to forms of financial assistance hereunder or under other State and federal programs or otherwise related to the Project, and any and all fees, costs and expenses incurred in the acquisition, construction and/or renovation and equipping of the Facility, including recording fees and taxes and any other fees or expenses due hereunder.

The Company agrees to make the above mentioned payments, without any further notice, in lawful money of the United States of America as, at the time of payment, shall be legal tender for the payment of public or private debts. In the event the Company shall fail to timely make any payment required in this Section 2.6, the Company shall pay the same together with interest from the date said payment is due at the rate of six percent (6%) per annum.

Obligations of Company Hereunder Unconditional.

The obligations of the Company to make the payments required in Section 2.6 hereof and to perform and observe any and all of the other covenants and agreements on its part contained herein shall be a general obligation of the Company and shall be absolute and unconditional irrespective of any defense or any rights of setoff, recoupment or counterclaim it may otherwise have against the Agency. The Company agrees it will not (i) suspend, discontinue or abate any payment required by Section 2.6 hereof or (ii) fail to observe any of its other covenants or agreements in this Leaseback Agreement or (iii) except as provided in Section 8.1 hereof, terminate this Leaseback Agreement for any cause whatsoever including, without limiting the generality of the foregoing, failure to complete the Facility, any defect in the title, design, operation, merchantability, fitness or condition of the Facility or in the suitability of the Facility for the Company’s purposes and needs, failure of consideration, destruction of or damage to the Facility, commercial frustration of purpose, or the taking by condemnation of title to or the use of all or any part the Facility, any change in the tax or other laws of the United States of America or administrative rulings of or administrative actions by the State or any political subdivision of either, or any failure of the Agency to perform and observe any agreement, whether expressed or implied, or any duty, liability or obligation arising out of or in connection with this Leaseback Agreement, or otherwise. The Agency covenants that it will not, subject to the provisions of Section 6.1 hereof, take, suffer or permit any action which will adversely affect, or create any defect in its title to the Facility or which will otherwise adversely affect the rights or estates of the Company hereunder, except upon written consent of the Company. None of the foregoing shall relieve the Company of its obligations under Section 5.2 hereof.

Easements.

The Company shall have the sole and exclusive right and obligation to execute any and all easements in connection with the Project and Facility.

MAINTENANCE, MODIFICATIONS, TAXES AND INSURANCE

Maintenance and Modifications of Facility By Company.

The Company agrees that during the term of this Leaseback Agreement it or its operator will (i) keep the Facility in as reasonably a safe condition as its operations shall permit; (ii) make all necessary repairs and replacements to the Facility (whether ordinary or extraordinary, structural or nonstructural, foreseen or unforeseen); (iii) operate the Facility in a sound and prudent manner; (iv) operate the Facility such that it continues to qualify as a “project” under the Act and pursuant to the terms contained herein for the purposes described in the Application; and (v) indemnify and hold the Agency harmless from any liability or expenses from the failure by the Company to comply with (i), (ii), (iii) or (iv) above.

The Company, at its own expense, from time to time, may make any structural additions, modifications or improvements to the Facility or any addition, modifications or improvements to the Facility or any part thereof which it may deem desirable for its business purposes and uses that do not adversely affect the structural integrity or impair the operating efficiency of the Facility or substantially change the nature of the Facility. All such structural additions, modifications or improvements so made by the Company shall become a part of the Facility; provided, however, the Company shall not be qualified for a sales and use tax exemption when making said additions, modifications or improvements except to the extent (i) the Company is acting as agent for the Agency under the Agent Agreement which contemplates said additions, modifications or improvements or (ii) as otherwise provided by law. Upon request, the Company agrees to deliver to the Agency all documents which may be necessary or appropriate to convey to the Agency title or other satisfactory interest in such property.

Installation of Additional Equipment.

The Company from time to time may install additional machinery, equipment or other personal property in the Facility (which may be attached or affixed to the Facility), and such machinery, equipment or other personal property shall not become, or be deemed to become, a part of the Facility. The Company from time to time may remove or permit the removal of such machinery, equipment or other personal property; provided that any such removal of such machinery, equipment or other personal property shall not adversely affect the structural integrity of the Facility or impair the overall operating efficiency of the Facility for the purposes for which it is intended and provided further that if any damage is occasioned to the Facility by such removal, the Company agrees to promptly repair such damage at its own expense.

Taxes, Assessments and Utility Charges.

The Company agrees to pay, as the same respectively become due and payable, (i) all taxes and governmental charges of any kind whatsoever which may at any time be lawfully assessed or levied against or with respect to the Facility and any machinery, equipment or other property installed or brought by the Company therein or thereon, including without limiting the generality of the foregoing any taxes levied upon or with respect to the income or revenues of the Agency from the Facility, (ii) all payments under a certain payment-in-lieu of tax agreement by and between the parties hereto, to be executed in connection with this transaction (as defined in Article IX hereof) by the parties simultaneously herewith, (iii) all utility and other charges, including “service charges”, incurred or imposed for the operation, maintenance, use, occupancy, upkeep and improvement of the Facility, and (iv) all assessments and charges of any kind whatsoever lawfully made by any governmental body for public improvements; provided, that, with respect to special assessments or other governmental charges that may lawfully be paid in installments over a period of years, the Company shall be obligated under this Leaseback Agreement to pay only such installments as are required to be paid during the term of this Leaseback Agreement.

The Company may, at its own expense, and in its own name or on behalf of the Agency, in good faith contest any such taxes, assessments and other charges. In the event of any such contest, the Company may not permit the taxes, assessments or other charges so contested to remain unpaid during the period of such contest and any appeal therefrom.

If it should be determined that any state or local sales or compensatory use taxes are payable with respect to the [rehabilitation, renovation,] construction, equipping, purchase or rental of machinery or equipment, materials or supplies in connection with the Facility, or are in any manner otherwise payable directly or indirectly in connection with the Facility, the Company shall pay the same and defend and indemnify the Agency from and against any liability, expenses and penalties arising out of, directly or indirectly, the imposition of any such taxes.

Insurance Required.

At all times throughout the term of this Leaseback Agreement including, without limitation, during any period of construction of the Facility, the Company shall maintain insurance against such risks and for such amounts as are customarily insured against by businesses of like size and type paying, as the same become due and payable, all premiums in respect thereto, including, but not necessarily limited to:

Insurance against loss or damage by fire, lightning and other casualties, with a uniform standard extended coverage endorsement, such insurance to be in an amount not less than the replacement cost of the Facility, exclusive of excavations and foundations, as determined by a recognized appraiser or insurer selected by the Company. As an alternative to the requirements in this subsection (a), including the requirement of periodic appraisal, the Company may insure such property under a blanket insurance policy or policies covering not only the Facility, but other properties as well.

Workers’ compensation insurance, disability benefits insurance, and each other form of insurance which the Agency or the Company is required by law to provide, covering loss resulting from injury, sickness, disability or death of employees of the Company who are located at or assigned to the Facility.

Insurance against loss or losses from liabilities imposed by law or assumed in any written contract (including the contractual liability assumed by the Company under Section 5.2 hereof) and arising from personal injury and death or damage to the property of others caused by any accident or occurrence, with limits of not less than $1,000,000 per accident or occurrence on account of personal injury, including death resulting therefrom, and $1,000,000 per accident or occurrence on account of damage to the property of others, excluding liability imposed upon the Company by any applicable workmen’s compensation law; and a blanket excess liability policy in the amount not less than $3,000,000, protecting the Company against any loss or liability or damage for personal injury or property damage.

Additional Provisions Respecting Insurance.

All insurance shall be procured and maintained in financially sound and generally recognized responsible insurance companies selected by the Company and authorized to write such insurance in the State. Such insurance may be written with deductible amounts comparable to those on similar policies carried by other companies engaged in businesses similar in size, character and other respects to those in which the Company is engaged. All policies evidencing such insurance shall provide for (i) payment of the losses of the Company and the Agency as their respective interests may appear, and (ii) at least thirty (30) days’ prior written notice of the cancellation thereof to the Company and the Agency.

All such policies of insurance, or a certificate or certificates of the insurers that such insurance is in force and effect, shall be deposited with the Agency on or before the Closing Date. The Company shall deliver to the Agency on or before the first business day of each calendar year thereafter, a certificate dated not earlier than the immediately preceding December 1st reciting that the Company is carrying insurance in the amounts and of the types required by Sections 3.4 and 3.5 hereof, effective through the end of the succeeding calendar year. Prior to the expiration of any such policy, the Company shall furnish the Agency with evidence that the policy has been renewed or replaced or is no longer required by this Leaseback Agreement.

Within one hundred twenty (120) days after the end of each of its fiscal years, the Company shall file with the Agency a certificate of the Company to the effect that the insurance it maintains with respect to the Project complies with the provisions of this Article III and that duplicate copies of all policies or certificates thereof have been filed with the Agency and are in full force and effect.

Application of Net Proceeds of Insurance.

The net proceeds of the insurance carried pursuant to the provisions of Section 3.4 hereof shall be applied as follows:

the net proceeds of the insurance required by Section 3.4(a) hereof shall be applied as provided in Section 4.1 hereof, and the net proceeds of the insurance required by Sections 3.4(b) and (c) hereof shall be applied toward extinguishment or satisfaction of the liability with respect to which such insurance proceeds may be paid.

Right of Agency to Pay Taxes, Insurance Premiums and Other Charges.

If the Company fails (i) to pay any tax, assessment or other governmental charge required to be paid by Section 3.3 hereof or (ii) to maintain any insurance required to be maintained by Section 3.4 hereof, the Agency may pay such tax, assessment or other governmental charge or the premium for such insurance. The Company shall reimburse the Agency for any amount so paid together with interest thereon from the date of payment at nine percent (9%) per annum.

DAMAGE, DESTRUCTION AND CONDEMNATION

Damage or Destruction.

If the Facility shall be damaged or destroyed (in whole or in part) at any time during the term of this Leaseback Agreement:

the Agency shall have no obligation to replace, repair, rebuild or restore the Facility;

there shall be no abatement or reduction in the amounts payable by the Company under this Leaseback Agreement; and

except as otherwise provided in subsection (b) of this Section 4.1, the Company shall promptly replace, repair, rebuild or restore the Facility to substantially the same condition and value as an operating entity as existed prior to such damage or destruction, with such changes, alterations and modifications as may be desired by the Company.

All such replacements, repairs, rebuilding or restoration made pursuant to this Section 4.1, whether or not requiring the expenditure of the Company’s own money, shall automatically become a part of the Facility as if the same were specifically described herein.

The Company shall not be obligated to replace, repair, rebuild or restore the Facility, and the net proceeds of the insurance shall not be applied as provided in subsection (a) of this Section 4.1, if the Company shall exercise its option to terminate this Leaseback Agreement pursuant to Section 8.1 hereof.

The Company may adjust all claims under any policies of insurance required by Section 3.4(a) hereof.

Condemnation.

If at any time during the term of this Leaseback Agreement the whole or any part of title to, or the use of, the Facility shall be taken by condemnation, the Agency shall have no obligation to restore or replace the Facility and there shall be no abatement or reduction in the amounts payable by the Company under this Leaseback Agreement. The Agency shall not have any interest whatsoever in any condemnation award, and the Company shall have the exclusive right to same.

Except as otherwise provided in subsection (b) of this Section 4.2, the Company shall promptly:

restore the Facility (excluding any land taken by condemnation) to substantially the same condition and value as an operating entity as existed prior to such condemnation, or acquire, by construction or otherwise, facilities of substantially the same nature and value as an operating entity as the Facility.

The Facility, as so restored, or the substitute facilities, whether or not requiring the expenditure of the Company’s own moneys, shall automatically become part of the Facility as if the same were specifically described herein.

The Company shall not be obligated to restore the Facility or acquire substitute facilities, and the net proceeds of any condemnation award shall not be applied as provided in Section 4.2(a) hereof, if the Company shall exercise its option to terminate this Leaseback Agreement pursuant to Section 8.1 hereof.

The Agency shall cooperate fully with the Company in the handling and conduct of any condemnation proceeding with respect to the Facility. In no event shall the Agency voluntarily settle, or consent to the settlement of, any condemnation proceeding with respect to the Facility without the written consent of the Company.

Condemnation of Company-Owned Property.

The Company shall be entitled to the proceeds of any condemnation award or portion thereof made for damage to or taking of any property which, at the time of such damage or taking, is not part of the Facility.

SPECIAL COVENANTS

No Warranty of Condition or Suitability by the Agency.

THE AGENCY MAKES NO WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE CONDITION, TITLE, DESIGN, OPERATION, MERCHANTABILITY OR FITNESS OF THE FACILITY OR THAT SUCH FACILITY IS OR WILL BE SUITABLE FOR THE COMPANY’S PURPOSES OR NEEDS.

Hold Harmless Provisions.

The Company hereby releases the Agency from, agrees that the Agency shall not be liable for, and agrees to indemnify, defend and hold the Agency and its executive director, officers, members, agents (other than the Company), directors and employees, and their respective successors, assigns or personal representatives (collectively, the “Indemnified Parties”), harmless from and against any and all (i) liability for loss or damage to property or injury to or death of any and all persons that may be occasioned by any cause whatsoever pertaining to the Facility or arising by reason of or in connection with the occupation or the use thereof or the presence on, in or about the Facility or (ii) liability arising from or expense incurred by the Agency’s financing, constructing, equipping, owning and leasing of the Facility, including without limiting the generality of the foregoing, all causes of action and attorneys’ fees and any other expenses incurred in defending any suits or actions which may arise as a result of any of the foregoing. The foregoing indemnities shall apply notwithstanding the fault or negligence on the part of the Indemnified Parties and irrespective of the breach of a statutory obligation or the application of any rule of comparative or apportioned liability.

Right to Inspect the Facility.

The Agency and its duly authorized agents shall have the right at all reasonable times, and upon prior reasonable notice to the Company, to inspect the Facility; any inspections shall be conducted so as not to interfere with the Company’s business operations.

Company to Maintain its Existence.

The Company agrees that during the term of this Leaseback Agreement it will maintain its existence, will not dissolve or otherwise dispose of all or substantially all of its assets.

Qualification in the State.

Throughout the term of this Leaseback Agreement, the Company shall continue to be duly authorized to do business in the State.

Agreement to Provide Information.

The Company agrees, whenever requested by the Agency, to provide and certify or cause to be provided and certified such information concerning the Company, the Facility and other topics necessary to enable the Agency to make any report required by law or governmental regulation.

In accordance with Section 2.2(c) of this Leaseback Agreement, the Company shall file the Annual Statement with the State Department of Taxation and Finance regarding the value of sales/use tax exemptions that the Company, its agents, consultants and subcontractors have claimed pursuant to the benefits the Agency conferred upon it in connection with the Facility. The Company acknowledges that the penalty for failure to file such Annual Statement is a default under this Leaseback Agreement.

Books of Record and Account; Financial Statements.

The Company at all times agrees to maintain proper accounts, records and books in which full and correct entries shall be made, in accordance with generally accepted accounting principles, of all business and affairs of the Company.

Compliance With Orders, Ordinances, Etc.

The Company agrees that it will, throughout the term of this Leaseback Agreement, promptly comply with all statutes, codes, laws, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all federal, state, county, municipal and other governments, departments, commissions, boards, companies or associations insuring the premises, courts, authorities, officials and officers, foreseen or unforeseen, ordinary or extraordinary, which now or at any time hereafter may be applicable to the Facility or any part thereof, or to any use, manner of use or condition of the Facility or any part thereof.

Notwithstanding the provisions of subsection (a) of this Section 5.8, the Company may in good faith contest the validity of the applicability of any requirement of the nature referred to in such subsection (a). In such event, the Company, with the prior written consent of the Agency (which shall not be unreasonably conditioned, delayed or withheld) may fail to comply with the requirement or requirements so contested during the period of such contest and any appeal therefrom, unless the Agency shall notify the Company that it must comply with such requirement or requirements.

Discharge of Liens and Encumbrances.

The Company shall not permit or create or suffer to be permitted or created any lien, upon the Facility or any part thereof by reason of any labor, services or materials rendered or supplied or claimed to be rendered or supplied with respect to the Facility or any part thereof.

Notwithstanding the provisions of subsection (a) of this Section 5.9, the Company may in good faith contest any such lien. In such event, the Company may permit the items so contested to remain undischarged and unsatisfied during the period of such contest and any appeal therefrom.

Sales Tax.

The Company shall file an Annual Statement with the New York State Department of Taxation and Finance regarding the value of sales tax exemptions that the Company, its agents, consultants or subcontractors have claimed pursuant to the benefits the Agency conferred upon it in connection with the Facility. The Company shall also file a copy with the Agency on an annual basis. The Company acknowledges that the penalty for failure to file such statement is a default under the terms of this Leaseback Agreement.

Depreciation Deductions and Investment Tax Credit.

The parties agree that the Company shall be entitled to all depreciation deductions with respect to any depreciable property (whether real property or personal property) in the Facility pursuant to section 167 of the United States Internal Revenue Code (the “Code”) and to any investment credit pursuant to Section 38 of the Code with respect to any portion of the Facility.

RELEASE OF CERTAIN LAND; ASSIGNMENTS AND SUBLEASING;

MORTGAGE AND PLEDGE OF INTERESTS

Restriction on Sale of Facility; Release of Certain Land.

Except as otherwise specifically provided in this Article VI, the Agency shall not sell, convey, transfer, encumber or otherwise dispose of the Facility or any part thereof or any of its rights under this Leaseback Agreement, without the prior written consent of the Company.

Removal of Equipment.

The Agency shall not be under any obligation to remove, repair or replace any inadequate, obsolete, worn out, unsuitable, undesirable or unnecessary item of Equipment. In any instance where the Company determines that any item of Equipment has become inadequate, obsolete, worn out, unsuitable, undesirable or unnecessary, the Company may remove such item of Equipment from the Facility and may sell, trade in, exchange or otherwise dispose of the same, as a whole or in part.

The Agency shall execute and deliver to the Company all instruments necessary or appropriate to enable the Company to sell or otherwise dispose of any such item of Equipment. The Company shall pay any costs (including reasonable attorneys’ fees) incurred in transferring title to and releasing any item of Equipment removed pursuant to this Section 6.2.

The removal of any item of Equipment pursuant to this Section 6.2 shall not entitle the Company to any abatement or diminution of the rents payable under Section 2.6 hereof.

Assignment and Subleasing.

This Leaseback Agreement may not be assigned, with the exception of corporate reorganization or transfers for estate planning purposes, in whole or in part and the Facility may not be leased or subleased as a whole or in part by the Company, without the consent of the Agency, which shall not be unreasonably conditioned, delayed or withheld. Notwithstanding the foregoing, the parties agree and understand that Monro Muffler Brake, Inc. (the “Tenant”) will lease or sublease a portion of the Facility without further consent.

DEFAULT

Events of Default Defined.

Each of the following shall be an “Event of Default” under this Leaseback Agreement:

If the Company fails to pay the amounts required to be paid pursuant to Section 2.6 of this Leaseback Agreement and such failure shall have continued for a period of thirty (30) days after the Agency gives written notice of such failure to the Company; or

If there is any purposeful, willful and knowing breach by the Company of any of its other agreements or covenants set forth in this Leaseback Agreement; or

If there is any failure by the Company to observe or perform any other covenant, condition or agreement required by this Leaseback Agreement to be observed or performed and such failure shall have continued for a period of thirty (30) days after the Agency gives written notice to the Company, specifying that failure and stating that it be remedied, or in the case of any such default which can be cured with due diligence but not within such 30-day period, the Company’s failure to proceed promptly to cure such default and thereafter prosecute the curing of such default with due diligence; or

If any representation or warranty of the Company contained in this Leaseback Agreement is incorrect in any material respect when made; or

If there is any failure by the Company to observe or perform any covenant, condition or agreement required by any other agreement between the Company and the Agency to be observed or performed by the Company (including, but not limited to, the Agent Agreement and the PILOT Agreement) and such failure shall have continued for a period of thirty (30) days after the Agency gives written notice to the Company specifying that failure and stating that it be remedied, or in the case of any such default which can be cured with due diligence but not within such thirty (30) day period, the Company’s failure to proceed promptly to cure such default and thereafter prosecute the curing of such default with due diligence.

Notwithstanding the provisions of Section 7.1(a) hereof, if by reason of force majeure either party hereto shall be unable in whole or in part to carry out its obligations under this Leaseback Agreement and if such party shall give notice and full particulars of such force majeure in writing to the other party within a reasonable time after the occurrence of the event or cause relied upon, the obligations under this Leaseback Agreement of the party giving such notice, so far as they are affected by such force majeure, shall be suspended during continuance of the inability, which shall include a reasonable time for the removal of the effect thereof. The suspension of such obligations for such period pursuant to this subsection (b) shall not be deemed an Event of Default under this Section 7.1.

Notwithstanding anything to the contrary in this subsection (b), an event of force majeure shall not excuse, delay or in any way diminish the obligations of the Company to make the payments required by Section 2.6 and Section 3.3 hereof, to obtain and continue in full force and effect the insurance required by Section 3.4 hereof, and to provide the indemnity required by the Unassigned Rights as set forth in Section 10.10 hereof. The term “force majeure” as used herein shall include, without limitation, acts of God, strikes, lockouts or other industrial disturbances, acts of public enemies, acts, priorities or orders of any kind of the government of the United States of America or of the State or any of their departments, agencies, governmental subdivisions, or officials, any civil or military authority, insurrections, riots, epidemics, landslides, lightning, earthquakes, fire, hurricanes, storms, floods, washouts, droughts, arrests, restraint of government and people, civil disturbances, explosions, breakage or accident to machinery, transmission pipes or canals, shortages of labor or materials or delays of carriers, partial or entire failure of utilities, shortage of energy or any other cause or event not reasonably within the control of the party claiming such inability and not due to its fault. The party claiming such inability shall remove the cause for the same with all reasonable promptness. It is agreed that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the party having difficulty, and the party having difficulty shall not be required to settle any strike, lockout and other industrial disturbances by acceding to the demands of the opposing party or parties.

Remedies on Default.

Whenever any Event of Default shall have occurred and be continuing, the Agency may take, to the extent permitted by law, any one or more of the following remedial steps;

Declare, by written notice to the Company, to be immediately due and payable, whereupon the same shall become immediately due and payable: (i) all unpaid installments of rent payable pursuant to Section 2.6(a) hereof and (ii) all other payments due under this Leaseback Agreement.

Take any other action as it shall deem necessary to cure any such Event of Default, provided that the taking of any such action shall not be deemed to constitute a waiver of such Event of Default.

Take any other action at law or in equity which may appear necessary or desirable to collect the payments then due or thereafter to become due hereunder, and to enforce the obligations, agreements or covenants of the Company under this Leaseback Agreement.

Terminate this Leaseback Agreement and convey the Facility to the Company or its designee.

Remedies Cumulative.

No remedy herein conferred upon or reserved to the Agency is intended to be exclusive of any other available remedy, but each and every such remedy shall be cumulative and in addition to every other remedy given under this Leaseback Agreement or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

Agreement to Pay Attorneys’ Fees and Expenses.

In the event the Company should default under any of the provisions of this Leaseback Agreement and the Agency should employ attorneys or incur other expenses for the collection of amounts payable hereunder or the enforcement of performance or observance of any obligations or agreements on the part of the Company herein contained, the Company shall, on demand therefor, pay to the Agency, the reasonable fees of such attorneys and such other expenses so incurred.

No Additional Waiver Implied by One Waiver.

In the event any agreement contained herein should be breached by any party and thereafter waived by any other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

EARLY TERMINATION OF AGREEMENT; OBLIGATIONS OF COMPANY

Early Termination of Agreement.

The Company shall have the option at any time to terminate this Leaseback Agreement upon delivery to the Agency notice pursuant to Section 8.2 hereof signed by an authorized representative of the Company stating the Company’s intention to do so pursuant to this Section 8.1 and upon compliance with the requirements set forth in Section 8.2 hereof.

The Agency shall have the option at any time to terminate this Leaseback Agreement upon any default of the Company under Paragraph 1(a) of the PILOT Agreement (as hereinafter defined).

The Agency shall have the option at any time to terminate this Leaseback Agreement upon default of the Company in the performance of any other obligation under this Leaseback Agreement as provided in Section 7.2(4) hereof.

Obligation to Terminate Lease.

Upon termination of this Leaseback Agreement in accordance with Section 2.5 or Section 8.1 hereof, the Agency and the Company shall terminate the lease between the Company, as lessor and the Agency, as lessee dated as of the date hereof, executed simultaneously herewith (the “Lease Agreement”) for the consideration of One ($1.00) Dollar. The Company shall exercise its obligation and/or right as the case may be to terminate the Lease Agreement by giving written notice to the Agency.

Termination.

At the closing of any lease termination of the Facility pursuant to Section 8.2 hereof, the Agency shall, upon receipt of the consideration, deliver to the Company all necessary documents:

To terminate the Lease Agreement and surrender to the Company the Facility being leased, as such Facility exists, subject only to the following:

any liens to which title to such property was subject when leased to the Agency,

any liens created at the request of the Company or to the creation of which the Company consented or in the creation of which the Company acquiesced,

any liens resulting from the failure of the Company to perform or observe any of the agreements on its part contained in this Leaseback Agreement, and

To release to the Company all of the Agency’s rights and interest in and to any rights of action or any net proceeds of insurance or condemnation awards with respect to the Facility.

TAX ABATEMENT PROGRAM

Section 9 The Company acknowledges that it is receiving an enhanced real property tax abatement program whereby it pays property taxes on the real property pursuant to a Payment-in-Lieu-of-Tax Agreement, dated as of the date hereof, by and between the Agency and the Company (the “PILOT Agreement”), to be executed simultaneously herewith. In consideration for this enhanced PILOT Agreement, the Company and the Tenant have agreed to create fifteen (15) additional full-time jobs within a three (3) year period as defined in the PILOT Agreement and maintain those jobs throughout the term of the PILOT Agreement. The Company agrees and understands that the Agency or its duly appointed agent may examine the Company’s books and records during normal business hours and upon reasonable notice (a minimum of 48 hours) to determine the Company’s compliance with the JobsPlus Initiative.

MISCELLANEOUS

Surrender of Facility.

Except as otherwise expressly provided in this Leaseback Agreement, at the termination of this Leaseback Agreement, the Company shall surrender possession of the Facility peaceably and promptly to the Agency in as good condition as at the commencement of the term of this Leaseback Agreement, loss by fire or other casualty covered by insurance, condemnation and ordinary wear, tear and obsolescence only excepted.

Notices.

All notices, certificates and other communications hereunder shall be in writing and shall be sufficiently given and shall be deemed given when delivered and, if delivered by mail, shall be sent by certified mail, postage prepaid, or by nationally recognized overnight courier, addressed as follows:

To the Agency:	County of Monroe Industrial
Development Agency
8100 CityPlace
50 West Main Street
Rochester, New York 14614
Attention: Executive Director

To the Company:	Monro Service Corporation
200 Holleder Parkway
Rochester, New York 14615
Attention: David M. Baier, President

With a Copy to:	Underberg & Kessler LLP
300 Bausch & Lomb Place
Rochester, New York 14604
Attention: Katherine H. Karl, Esq.

Binding Effect.

This Leaseback Agreement shall inure to the benefit of and shall be binding upon the Agency, the Company and their respective successors and assigns.

Severability.

In the event any provision of this Leaseback Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Amendments, Changes and Modifications.

This Leaseback Agreement may not be amended, changed, modified, altered or terminated without the concurring written consent of the parties hereto.

Execution of Counterparts.

This Leaseback Agreement may be executed in several counterparts, each of which shall be an original and all of which together shall constitute but one and the same instrument.

Applicable Law.

This Leaseback Agreement shall be governed exclusively by the applicable internal laws of the State without reference to the principles of conflicts of laws.

Recording and Filing.

This Leaseback Agreement or a memorandum thereof, shall be recorded or filed, as the case may be, in the Office of the Clerk of Monroe County, New York, or in such other office as may at the time be provided by law as the proper place for the recordation or filing thereof.

Survival of Obligations.

This Leaseback Agreement shall survive the performance of the obligations of the Company to make payments required by Section 2.6 hereof and all indemnities shall survive any termination or expiration of this Leaseback Agreement.

Unassigned Rights.

Notwithstanding any assignment by the Agency to any mortgagees, the Company’s obligations as set forth hereinabove in Sections 1.2(d), 1.2(g), 2.1, 2.2, 2.6, 3.1(a), 3.4, 3.5, 5.2 and 7.4 (the “Unassigned Rights”) will not be assigned to any such mortgagee but shall remain as rights of the Agency.

Section Headings Not Controlling.

The headings of the several sections in this Leaseback Agreement have been prepared for convenience of reference only and shall not control, affect the meaning or be taken as an interpretation of any provision of this Leaseback Agreement.

Merger of the Agency.

(a) Nothing contained in this Leaseback Agreement shall prevent the consolidation of the Agency with, or merger of the Agency into, or assignment by the Agency of its rights and interests hereunder to, any other body corporate and politic and public instrumentality of the State of New York or political subdivision thereof which has the legal authority to perform the obligations of the Agency hereunder, provided that upon any such consolidation, merger or assignment, the due and punctual performance and observance of all the agreements and conditions of this Leaseback Agreement to be kept and performed by the Agency shall be expressly assumed in writing by the public instrumentality or political subdivision resulting from such consolidation or surviving such merger or to which the Agency’s rights and interests hereunder shall be assigned.

(b) As of the date of any such consolidation, merger or assignment, the Agency shall give notice thereof in reasonable detail to the Company. The Agency shall promptly furnish to the Company such additional information with respect to any such consolidation, merger or assignment as the Company reasonably may request.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Agency and the Company have caused this Leaseback Agreement to be executed in their respective corporate names, all as of the date first above written.

COUNTY OF MONROE INDUSTRIAL DEVELOPMENT AGENCY

By:	/s/ Judy A. Seil
Name:	Judy A. Seil
Title:	Executive Director

MONRO SERVICE CORPORATION

By:	/s/ David M. Baier
Name:	David M. Baier
Title:	President

STATE OF NEW YORK )

COUNTY OF MONROE ) ss.:

On the 1st day of November, 2011, before me, the undersigned, a Notary Public in and for said State, personally appeared Judy A. Seil, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her capacity, and that by her signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument.

/s/ Lori A. Palmer
Notary Public

STATE OF NEW YORK )

COUNTY OF MONROE ) ss.:

On the 1st day of February, 2012, before me, the undersigned, a Notary Public in and for said State, personally appeared David M. Baier, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument.

/s/ Kimberly A. Rudd
Notary Public